Exhibit 99.2
NEWS RELEASE

The Andersons, Inc. Announces $100 Million Share Repurchase Program

MAUMEE, Ohio, August 20, 2021 - The Andersons, Inc. (Nasdaq: ANDE) announces its Board of Directors have authorized a share repurchase program of up to $100 million of outstanding company common stock.

“A continued focus on our capital allocation strategy allows us to take advantage of a flexible balance sheet at the right time for the right opportunity and focus on growing our core grain and fertilizer businesses. This share repurchase program provides us with the option to return cash to our shareholders, at an appropriate time and share valuation” said President and CEO Pat Bowe.

Shares will be repurchased from time to time in open market transactions. When, and if, shares are purchased will depend on stock price, market conditions, and other factors. Authorization of this program does not obligate share repurchase by The Andersons. The authorization for this plan will be in effect for a period of three years.

About The Andersons, Inc.
Founded in 1947 in Maumee, Ohio, The Andersons, Inc. is a diversified company rooted in agriculture that conducts business in the commodity trading, ethanol, and plant nutrient sectors. Guided by its Statement of Principles, The Andersons strives to provide extraordinary service to its customers, help its employees improve, support its communities, and increase the value of the company. For more information, please visit www.andersonsinc.com.

Contact:
Mike Hoelter
Vice President, Corporate Controller and Investor Relations
Phone: 419-897-6715
Email: investorrelations@andersonsinc.com